Exhibit 5.1

Warner Norcross + Judd LLP

150 Ottawa Avenue NW

Suite 1500

Grand Rapids MI 49503-2832

616-752-2000

www.wnj.com

December 1, 2023

Stryker Corporation

2825 Airview Boulevard

Kalamazoo, Michigan 49002

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

At your request, we have examined the registration statement on Form S-3 being filed on the date hereof (the “Registration Statement”) by Stryker Corporation, a Michigan corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the issuance and sale by the Company from time to time, pursuant to Rule 415 (“Rule 415”) of the General Rules and Regulations promulgated under the Act, of the following securities:

(a)	shares of Company common stock, par value $0.10 per share (the “Common Stock”);

(b)	shares of preferred stock, par value $1.00 per share (the “Preferred Stock”); and

(c)	other securities (including debt securities, warrants, subscription rights, purchase contracts and purchase units).

In arriving at the opinions expressed below, we have examined and relied, to the extent we deemed proper, on originals or copies, certified or otherwise identified to our satisfaction, of: (1) the Registration Statement; (2) the Restated Articles of Incorporation of the Company, as amended to the date of this opinion (the “Articles”); (3) the Amended and Restated Bylaws of the Company, as in effect on the date of this opinion (the “Bylaws”); and (4) a copy of certain resolutions of the Board of Directors of the Company relating to the issuance and sale of the offered securities and other matters. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed appropriate as a basis for our opinions.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or electronic copies and the authenticity of the originals of such documents. In making our examination of executed documents or documents to be executed, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties, of such documents and that (except to the extent we have opined on such matters below) such documents constitute or will constitute valid and binding obligations of the parties thereto.

In addition, we have assumed that:

(a)

the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective under the Act, and all offered securities will be sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and any applicable prospectus supplement;

(b)

an appropriate prospectus supplement with respect to the applicable offered securities has been prepared, delivered and filed in compliance with the Act and the applicable rules and regulations thereunder;

(c)

if any offered securities are to be sold pursuant to a firm commitment underwritten offering, the underwriting agreement with respect to such offered securities has been duly authorized, executed and delivered by the Company and the other parties thereto; and

(d)	the consideration paid for any shares of Common Stock or Preferred Stock will comply with the Articles and applicable law, as then in effect.

As to any facts material to the opinions expressed which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

We express no opinion concerning the contents of the Registration Statement or the Prospectus, other than as to the validity of the Common Stock and Preferred Stock. We express no opinion as to the applicability of, compliance with or effect of, the law of any jurisdiction other than the laws of the State of Michigan. The offered securities may be issued from time to time on a delayed or continuous basis, and this opinion is limited to the laws as in effect on the date of this opinion, which laws are subject to change with possible retroactive effect.

Based upon, subject to and limited by the foregoing, we are of the opinion that, as of the date of this opinion:

1. Upon due authorization by the Company of the issuance and sale of shares of Common Stock, and, if applicable, upon exercise, exchange or conversion of any security for or into Common Stock in accordance with its terms, such shares of Common Stock will be validly issued, fully paid and non-assessable.

2. Upon due authorization by the Company of the issuance and sale of shares of a series of Preferred Stock, and, if applicable, upon exercise, exchange or conversion of any security for or into Preferred Stock in accordance with its terms, such shares of Preferred Stock will be validly issued, fully paid and non-assessable.

The opinions expressed above are as of the date of this letter, and we do not assume an obligation to update or supplement those opinions to reflect a fact or circumstance that in the future comes to our attention or a change in law that in the future occurs or becomes effective. This letter is limited to the matters set forth in it, and no opinions are implied or may be inferred beyond those expressly stated above.

We hereby consent to the references to our firm under the caption “Validity of Securities” in the Registration Statement and any prospectus supplement and to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

WARNER NORCROSS + JUDD LLP

By	/s/ Charlie Goode
Charlie Goode, a Partner